UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 15, 2021

Commission file number 1-13163

YUM! BRANDS, INC.

 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, no par value	YUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 15, 2021, Pizza Hut Holdings, LLC, KFC Holding Co. and Taco Bell of America, LLC (collectively, the “Borrowers”), each a wholly owned subsidiary of YUM! Brands, Inc. (“YUM” or the “Company”), entered into a Refinancing Amendment No. 4 (the “Amendment”) to the Credit Agreement, dated as of June 16, 2016 (as amended by Refinancing Agreement No. 1 dated as of March 21, 2017, Refinancing Amendment No. 2 dated as of June 7, 2017 and Refinancing Amendment No. 3 dated as of April 3, 2018 and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, JPMorgan Chase Bank, N.A., as Collateral Agent, Swing Line Lender, an L/C Issuer and Administrative Agent, and the Lenders from time to time party thereto, pursuant to which the Company refinanced its existing approximately $1.9 billion term loan B facility, approximately $431 million term loan A facility and approximately $1.0 billion revolving facility through the issuance of a $1.5 billion term loan B maturing March 15, 2028 (the “Term B Loan”), a $750 million term loan A maturing March 15, 2026 (the “Term A Loan”) and a $1.25 billion revolving credit facility maturing March 15, 2026 (the “Revolving Facility”). The interest rates applicable to the Term A Loan and to borrowings under the Revolving Facility will be based on either LIBOR or the base rate, as determined by the Borrowers, plus a spread based on the Borrowers’ total leverage ratio. Such spread is initially 1.00% for LIBOR loans and 0.00% for base rate loans and ranges between 0.75% and 1.50% for LIBOR Loans and between 0.00% and 0.50% for base rate loans based on the total leverage ratio . Borrowings under the Term Loan B accrue interest at an annual rate of either LIBOR or the base rate, plus a spread of 1.75% for LIBOR loans and 0.75% for base rate loans. The “base rate” means the greatest of (a) the Prime Rate then in effect, (b) the federal funds rate then in effect plus 0.5% and (c) the rate for one month LIBOR rate then in effect plus 1.0%. The Term A Loan will amortize at 2.5% per annum during the second and third years following closing and at 5.0% per annum during the fourth and fifth years following closing. The Term B Loan will amortize at 1.0% per year, and is subject to a 6-month 1.00% soft call provision. The Amendment eases certain requirements with respect to mandatory prepayments, and includes an increase to the limit of, and certain other revisions in connection with, incremental credit extensions. The Amendment also eases certain requirements and restrictions, and increases certain baskets for, certain negative covenants, including the investment, indebtedness and restricted payment covenants, and includes a single financial maintenance covenant requiring a total leverage ratio not to exceed 5.00:1.00, which maximum level increases to 5.50:1.00 in certain circumstances following material acquisitions. Further, the Amendment builds in a hardwired approach for the replacement of LIBOR, as well as QFC provisions and revisions to bail-in provisions. All other material provisions of the Credit Agreement remain unchanged. The Credit Agreement contains customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-acceleration in respect of other material debt agreements.

The description of the Amendment and the Credit Agreement set forth above is a summary only, is not complete and is qualified in its entirety by reference to the full and complete terms contained in the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Refinancing Amendment No. 4, dated as of March 15, 2021, to Credit Agreement dated as of June 16, 2016 among Pizza Hut Holdings, LLC, KFC Holding Co. and Taco Bell of America, LLC, as borrowers, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Collateral Agent, Swing Line Lender, an L/C Issuer and Administrative Agent for the Lenders.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date: March 18, 2021	/s/ Keith Siegner
Keith Siegner
Vice President, Investor Relations,
Relations, M&A and Treasurer